Explanation of Responses

(1)
On September 24, 2010, in connection with the termination of Mr. Walkup's employment relationship, the issuer's Compensation Committee agreed to amend Mr. Walkup's outstanding September 14, 2009 restricted stock award to (i) allow the unvested shares to vest through July 31, 2012, and (ii) eliminate the vesting requirement that Mr. Walkup still be employed with the issuer on the vesting date of the award.  This amendment results in a deemed cancellation of the "original" restricted stock award and the grant of a replacement restricted stock award.  Accordingly, 100% of Mr. Walkup's September 14, 2009 award vested if and only if the Compensation Committee certified the issuer's earnings per share for the fiscal year ending December 31, 2010, was $0.05 or higher, which the Compensation Committee certified on February 22, 2011.

(2)
On September 24, 2010, in connection with the termination of Mr. Walkup's employment relationship, the issuer's Compensation Committee agreed to amend Mr. Walkup's outstanding November 5, 2009 restricted stock award to (i) allow the unvested shares to vest through July 31, 2012, and (ii) eliminate the vesting requirement that Mr. Walkup still be employed with the issuer on the vesting date of the award.  This amendment results in a deemed cancellation of the "original" restricted stock award and the grant of a replacement restricted stock award.  Accordingly, 2,000 shares of Mr. Walkup's unvested award will vest on July 1, 2011, and the remaining 2,000 unvested shares will vest on July 1, 2012.  Prior to Mr. Walkup's termination of employment, 2,000 shares of his November 5, 2009 award had vested.

(3)
On September 24, 2010, in connection with the termination of Mr. Walkup's employment relationship, the issuer's Compensation Committee agreed to amend Mr. Walkup's outstanding January 12, 2010 restricted stock award to (i) allow the unvested shares to vest through July 31, 2012, and (ii) eliminate the vesting requirement that Mr. Walkup still be employed with the issuer on the vesting date of the award.  This amendment results in a deemed cancellation of the "original" restricted stock award and the grant of a replacement restricted stock award.  Accordingly, 33.4% of Mr. Walkup's unvested award vested if and only if the Compensation Committee certified that the issuer's Class A common stock closed at or above $7.00 for twenty consecutive trading days, commencing January 1, 2011, and ending July 31, 2012, which the Compensation Committee certified on February 7, 2011.  Of the remaining 66.6% of Mr. Walkup's unvested award, 33.3% will vest if and only if the Compensation Committee certifies that the issuer's Class A common stock closed at or above $9.00 for twenty consecutive trading days before July 31, 2012, and the final 33.3% will vest if and only if the Compensation Committee certifies that the issuer's Class A common stock closed at or above $11.00 for twenty consecutive trading days before July 31, 2012.